EXHIBIT 3.4

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

K-SEA GP LLC

Dated as of [                         ], 2008

THE SECURITIES ISSUED BY K-SEA GP LLC IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND, AS SUCH THEY MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS THE SECURITIES HAVE BEEN QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS SUCH QUALIFICATION AND REGISTRATION IS NOT LEGALLY REQUIRED.  TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT ARE SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS SET FORTH HEREIN.

Table of Contents

ARTICLE I DEFINITIONS		1
1.1	Terms Defined Herein	1
1.2	Other Definitional Provisions	8

ARTICLE II GENERAL		8
2.1	Formation	8
2.2	Name	9
2.3	Purpose of the Company	9
2.4	Powers	9
2.5	Principal Office	9
2.6	Registered Office and Registered Agent	9
2.7	Effective Date	9
2.8	Liability of Members, Directors and Officers	9
2.9	Qualification and Authorization; Membership Interest Not Acquired for Resale	9
2.10	Foreign Qualification	10
2.11	Term	10
2.12	Members	10
2.13	No State Law Partnership	10

ARTICLE III CAPITAL CONTRIBUTIONS AND LOANS		10
3.1	Initial Capital Contributions	10
3.2	Subsequent Capital Contributions	11
3.3	Return of Contributions	11
3.4	Capital Account	11

ARTICLE IV TAX ALLOCATIONS		11
4.1	In General	11
4.2	Net Income and Net Loss	11
4.3	Restrictions on Allocations	11
4.4	Special Allocations	12
4.5	Section 754 Allocations	13
4.6	Assignments and Issuance of Additional Membership Interests	13

ARTICLE V DISTRIBUTIONS		13
5.1	Distributions	13
5.2	Tax Distributions	13
5.3	Liquidation Distributions	13
5.4	Limitations on Distributions	14

ARTICLE VI MEMBERSHIP		14
6.1	Membership Interests; Additional Members	14
6.2	Voting	14
6.3	Access to Information	16
6.4	Liability	16
6.5	General Disposition Restriction	16
6.6	Admission of Assignee as a Member	16
6.7	Requirements Applicable to All Dispositions and Admissions	17
6.8	Withdrawals or Resignations	18

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ARTICLE VII MANAGEMENT		18
7.1	Management by Board of Directors and Executive Officers	18
7.2	Number; Qualification; Tenure	18
7.3	Regular Meetings	19
7.4	Special Meetings	19
7.5	Notice	19
7.6	Action by Consent of Board	19
7.7	Conference Telephone Meetings	19
7.8	Quorum	19
7.9	Vacancies; Increases in the Number of Directors	19
7.10	Committees	20
7.11	Removal of Directors	20
7.12	Elected Officers	20
7.13	Election and Term of Office	21
7.14	Chief Executive Officer and President	21
7.15	Chief Financial Officer	21
7.16	Secretary	21
7.17	Vice Presidents	22
7.18	Removal of Officers	22
7.19	Vacancies	22
7.20	Devotion of Time	22
7.21	Payments to Directors; Reimbursements	22

ARTICLE VIII LIMITATION OF LIABILITY; INDEMNIFICATION		23
8.1	Limitation of Liability; Indemnification	23
8.2	Limitation of Liability	23
8.3	Right to Indemnification	23
8.4	Enforcement of Indemnification	24
8.5	Advancement of Expenses	24
8.6	Non-Exclusivity	24
8.7	Insurance	24
8.8	Amendment and Vesting of Rights	25
8.9	Definitions	25
8.10	Severability	26

ARTICLE IX TAXES, BOOKS AND BANK ACCOUNTS		26
9.1	Tax Returns	26
9.2	Tax Characterization	26
9.3	Maintenance of Books	26
9.4	Bank Accounts	26

ARTICLE X DISSOLUTION AND TERMINATION		27
10.1	Events Causing Dissolution	27
10.2	Effect of Dissolution	27
10.3	Application of Proceeds	27
10.4	Certificate of Cancellation	27

ARTICLE XI MISCELLANEOUS		27
11.1	Title to the Property	27
11.2	Nature of Interest in the Company	28

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11.3	Organizational Expenses	28
11.4	Notices	28
11.5	Waiver of Default	28
11.6	No Third Party Rights	28
11.7	Entire Agreement	28
11.8	Amendment	28
11.9	Severability	29
11.10	Binding Agreement	29
11.11	Headings	29
11.12	Counterparts	29
11.13	Governing Law	29
11.14	Remedies	29

Schedule A	Initial Schedule of Capital Contributions, Membership Interest and Percentage Interest

Schedule B	Names of Initial Officers

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AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
K-SEA GP LLC
a Delaware Limited Liability Company

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of K-Sea GP LLC (the “Company”), dated the date of the Initial Public Offering, is adopted, executed and agreed to, for good and valuable consideration, by Timothy J. Casey (“Casey”), James J. Dowling (“Dowling”) and Brian P. Friedman (“Friedman”).

RECITALS

1.             The name of the Company is “K-Sea GP LLC” (the “Company”).

2.             The Company was originally formed as a Delaware limited liability company by (i) the filing of a Certificate of Formation, dated as of December 11, 2007 (the “Original Filing Date”) with the Secretary of State of the State of Delaware pursuant to the Delaware Limited Liability Company Act, as amended from time to time (the “Act”); and (ii) the executing of a limited liability company agreement dated December 11, 2007 (the “Initial Limited Liability Company Agreement”) with Casey, Dowling and Friedman as the members.

3.             Casey, Dowling and Friedman desire to amend and restate the Initial Limited Liability Company Agreement of the Company as set forth herein.

ARTICLE I
DEFINITIONS

1.1           Terms Defined Herein. In addition to terms defined elsewhere in this Agreement, the following terms have the respective meanings set forth below or in the Sections referred to below:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant year, after giving effect to the following adjustments:  (i) credit to such Capital Account the Member’s share of Minimum Gain; (ii) credit to such Capital Account the Member’s share of Member Minimum Gain; and (iii) debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).  The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of K-Sea GP LLC, dated the date of the Initial Public Offering, as amended from time to time.

“Applicable Law” means, with respect to any Person, any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, applicable to such Person or its subsidiaries or their respective assets.

“Assignee” means any Person that acquires a Membership Interest or any portion thereof through a Disposition; provided, however, that, an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Article VI. The Assignee of a dissolved Member is the shareholder, partner, member or other equity owner or owners of the dissolved Member to whom such Member’s Membership Interest is assigned by the Person conducting the liquidation or winding up of such Member. The Assignee of a Bankrupt Member is (a) the Person or Persons (if any) to whom such Bankrupt Member’s Membership Interest is assigned by order of the bankruptcy court or other Governmental Authority having jurisdiction over such Bankruptcy, or (b) in the event of a general assignment for the benefit of creditors, the creditor to which such Membership Interest assigned.

“Audit Committee” has the meaning set forth in Section 7.10(b).

“Bankruptcy” or “Bankrupt”, with respect to any Person, means the entry of an order for relief with respect to such Person under the United States Bankruptcy Code or the insolvency of such Person under any state insolvency act.

“Board” and “Board of Directors” have the meaning set forth in Section 7.1.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or New Jersey shall not be regarded as a Business Day.

“Capital Account” has the meaning set forth in Section 3.4.

“Capital Contribution” means any contribution to the capital of the Company in cash or property by a Member whenever made.

“Casey” has the meaning set forth in the introductory paragraph.

“Certificate” means the Certificate of Formation of the Company filed with the Delaware Secretary of State, as amended or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or the corresponding provisions of future laws.

“Commission” means the Securities and Exchange Commission.

“Company” means K-Sea GP LLC, a Delaware limited liability company, except, for purposes of Article VIII, as modified pursuant to Section 8.9(a).

“Compensation Committee” has the meaning set forth in Section 7.10(d).

“Conflicts Committee” has the meaning set forth in Section 7.10(c).

“Contribution Agreement” means the Contribution Agreement dated as of                      , 2008 by and among KSP Investors A L.P., KSP Investors B L.P., KSP Investors C L.P., the individuals named on Schedule I thereto, Casey, Dowling, Friedman, EW Transportation LLC, KSG and EW MergerCo LLC.

“defense,” for purposes of Article VIII, has the meaning set forth in Section 8.9(d).

“Depreciation” means, for each Company taxable period or other relevant period, an amount equal to depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such period, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Company.

“Director” means each of the individuals selected pursuant to Article VII to serve on the Board of Directors.

“Dispose,” “Disposing” or “Disposition” means with respect to any asset (including a Membership Interest or any portion thereof), a sale, assignment, Transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Applicable Law.

“Disposition Notice” has the meaning set forth in Section 6.7(a).

“Disposing Member” has the meaning set forth in Section 6.6.

“Distributions” means any distributions by the Company to the Members in respect of the Membership Interests held by the Members.

“Dowling” has the meaning set forth in the introductory paragraph.

“electronic transmission” has the meaning set forth in Section 11.4.

“ERISA excise taxes” has the meaning set forth in Section 8.9(c).

“Fair Value” of an asset means its fair market value.

“Friedman” has the meaning set forth in the introductory paragraph.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)   The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Company;

(b)   The Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Company, as of the following times:

(i)            the acquisition of an additional Membership Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution;

(ii)           the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for a Membership Interest;

(iii)          the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); and

(iv)          the grant of a Membership Interest (other than a de minimis Membership Interest) in consideration for the provision of services to the Company;

(c)   The Gross Asset Value of any property distributed to any Member shall be the gross fair market value of such asset on the date of the distribution; and

(d)   The Gross Asset Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such asset pursuant to Code Sections 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Value shall not be adjusted pursuant to this subsection (d) to the extent the Company determines that an adjustment pursuant to subsection (b) hereof is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this subsection (d).

(e)   If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsection (a), (b), or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Company income, gain, loss or deduction.

“Governmental Authority” means any government or political subdivision thereof, governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body having jurisdiction over the matter or matters in question.

“Holdings Common Units” means common units representing limited partner interests in KSG.

“Independent Director” has the meaning set forth in Section 7.10(b).

“Initial Limited Liability Company Agreement” has the meaning set forth in the recitals.

“Initial Public Offering” means the initial public offering of Holdings Common Units by KSG and certain limited partners of KSG.

“KSG” means K-Sea GP Holdings LP, a Delaware limited partnership, or any successors thereto.

“Liquidation Proceeds” means all Property at the time of liquidation of the Company and all proceeds thereof.

“Majority in Interest” means, with respect to the Members or to any specified group or class of Members, Members owning more than fifty percent (50%) of the total Percentage Interests held by all Members or such specified group or class of Members, as applicable.

“Member” means each Person executing this Agreement and each Person who is subsequently admitted to the Company as a Member pursuant to this Agreement, so long as such Person continues to own, beneficially and of record, a Membership Interest.

“Member Minimum Gain” means the aggregate of the partner nonrecourse debt minimum gain amounts of the Company computed in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” shall be determined in accordance with the principles of Treasury Regulation Section 1.704-2(i)(1).  The amount of Member Nonrecourse Deductions for a Company fiscal year is determined in accordance with Treasury Regulation Section 1.704-2(i)(2) and generally equals the net increase, if any, in the amount of Member Minimum Gain during that fiscal year, determined pursuant to Treasury Regulation Section 1.704-2(i)(3).

“Membership Interest” means a Member’s limited liability company interest in the Company which refers to all of a Member’s rights and interests in the Company in such Member’s capacity as a Member, all as provided in this Agreement, the Certificate and the Act, including, but not limited to, the Member’s interest in the capital, income, gain, deductions, Distributions, losses and credits of the Company.

“Minimum Gain” means the aggregate gain, if any, that would be realized by the Company for purposes of computing income or loss with respect to each Company asset if each Company asset were disposed of by the Company in a taxable transaction in full satisfaction of all nonrecourse liabilities of the Company secured by such asset.  Minimum Gain with respect to each Company asset shall be further determined in accordance with the rules of Treasury Regulation Section 1.704-2(d) and any subsequent rule or regulation governing the determination of minimum gain.  A Member’s share of Minimum Gain at the end of any Company year shall equal the aggregate Nonrecourse Deductions allocated to such Member (or his predecessors in interest) up to that time, less such Member’s (and predecessors’) aggregate share of decreases in Minimum Gain determined in accordance with Treasury Regulation Section 1.704-2(g).

“Net Income” and “Net Loss” means, with respect to any taxable year of the Company or other relevant period, net income or net loss of the Company for such period, determined in accordance with Section 703(a) of the Code, including any items that are separately stated pursuant to Section 703(a)(1) of the Code, as determined in accordance with federal income tax accounting principles with the following adjustments:

(a)                                  Except as set forth in clause (g) below, any income or deductions for tax purposes attributable to an election under Section 754 of the Code shall be disregarded;

(b)                                 There shall be added to taxable income or loss the amount of any receipt that is permanently excluded from gross income by the Code but which is not a capital contribution, loan proceed, recovery of capital, or part of a nonrecognition exchange;

(c)                                  There shall be subtracted from taxable income or loss any cost that is not currently deductible or capitalized for tax purposes;

(d)                                 In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period;

(e)                                  Gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(f)                                    In the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or (d) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for the purpose of computing Net Income and Net Loss;

(g)                                 To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required by Section 1.704-1(b)(2)(iv)(m)(4) of the Treasury Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of the adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing “Net Income” or “Net Loss”; and

(h)                                 There shall not be taken into account any items which are allocated pursuant to Section 4.3.

“Nonrecourse Deductions” means the excess, if any, of the net increase in the amount of Minimum Gain during a Company year over the aggregate amount of any distributions during such year of proceeds of a nonrecourse liability that are allocable to an increase in Minimum Gain.  The Nonrecourse Deductions of a year shall consist first of depreciation with respect to each item of Company property to the extent of the increase in Minimum Gain attributable to nonrecourse liabilities of the Company secured by such Company property, with the remainder of any Nonrecourse Deductions made up of a pro rata portion of the Company’s other items of loss.  Nonrecourse Deductions shall be further determined in accordance with the rules of Treasury Regulation Sections 1.704-2(b)(1) and 1.704-2(c) and any subsequent rule or regulation governing the determination of nonrecourse deductions.

“Notice” has the meaning set forth in Section 11.4.

“NYSE” has the meaning set forth in Section 7.10(b).

“officer,” for purposes of Article VIII, has the meaning set forth in Section 8.9(f).

“Original Filing Date” has the meaning set forth in the recitals.

“Other Enterprise” has the meaning set forth in Section 8.9(b).

“Percentage Interest” of each Member means the aggregate percentage of the Membership Interest of such Member in the Company, as such percentage may be amended from time to time pursuant to this Agreement. The initial Percentage Interest of each Member is set forth on Schedule A. Each Percentage Interest will be adjusted as and when required by this Agreement. The Company will maintain a record of the Percentage Interest held by each Member, and such Percentage Interest reflected in such records of the Company will be the conclusive evidence of the Percentage Interest held by each Member, absent manifest error; provided, however, that the total of all Percentage Interests shall always equal 100%.

“Person” means any individual, partnership, limited liability company, limited partnership, corporation, cooperative, estate, trust, association, joint-stock company, unincorporated organization, joint venture, court, governmental agency or any political subdivision thereof, firm or any other entity.

“Principal Office” has the meaning set forth in  Section 2.5.

“Proper Officer” or “Proper Officers” means those officers authorized by the Board to act on behalf of the Company.

“Property” means all properties and assets, real or intangible, that the Company may own or otherwise have an interest in from time to time.

“Purchase Right” has the meaning set forth in Section 6.7(a).

“Recapture Income” means any gain recognized by the Company (computed without regard to any adjustment required by Sections 734 or 743 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or assets.

“serving at the request of the Company” has the meaning set forth in Section 8.9(e).

“Subsidiary” means, with respect to a Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of either (x) the partnership or other similar ownership interest thereof or (y) the stock or equity interest of such partnership, association or other business entity’s general partner, managing member or other similar controlling Person, is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of that Person or a combination thereof.

“Super Majority in Interest” means, with respect to the Members or to any specified group or class of Members, Members owning at least sixty-six and two-thirds percent (66-2/3%) of the total Percentage Interests held by all Members or such specified group or class of Members, as applicable.

“Term” has the meaning set forth in Section 2.11.

“Transfer” or “Transferred” means to give, sell, exchange, assign, transfer, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber, voluntarily or involuntarily, by operation of law or otherwise. When referring to a Membership Interest, “Transfer” shall mean the Transfer of such Membership Interest whether of record, beneficially, by participation or otherwise.

“Treasury Regulations” means the regulations, including temporary regulations, promulgated by the United States Department of Treasury with respect to the Code, as such regulations are amended from time to time, or the corresponding provisions of future regulations.

1.2           Other Definitional Provisions.

(a)           As used in this Agreement, accounting terms not defined in this Agreement, and accounting terms partly defined to the extent not defined, have the respective meanings given to them under generally accepted accounting principles.

(b)           The words “hereof,” “herein,” “hereunder” and “hereinafter” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise specified or the context otherwise requires.

(c)           Words of the singular number are deemed to include the plural number, and vice versa, where applicable, unless the context otherwise requires.

(d)           The word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.

(e)           When verbs are used as nouns, the nouns correspond to such verbs and vice versa.

(f)            All references to Articles, Sections, Subsections, Schedules and Exhibits refer to articles, sections, subsections, schedules and exhibits in this Agreement, unless otherwise specified, each of which is made a part for all purposes.

(g)           The gender of all words used in this Agreement includes the masculine, feminine and neuter.

ARTICLE II
GENERAL

2.1           Formation. Casey, Dowling and Friedman formed the Company as a Delaware limited liability company by the filing of the Certificate, dated as of the Original Filing Date, with the Secretary of State of Delaware pursuant to the Act. The rights and liabilities of the

Members shall be as provided in the Act for members except as provided herein. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, to the extent permitted by the Act, this Agreement shall control.

2.2           Name. The name of the Company is as stated in the Certificate, and all Company business must be conducted in that name or such other names that comply with Applicable Law as the Board may select.

2.3           Purpose of the Company. The purposes of the Company are to carry on any lawful business, purpose or activity permitted by the Act. The Company shall be authorized to engage in any and all other activities, whether or not related to the foregoing, which in the judgment of the Board may be beneficial or desirable. Subject to the limitations expressly set forth in this Agreement, the Company shall have the power and authority to do any and all acts and things deemed necessary or desirable by the Board to further the Company’s purposes and carry on its business.

2.4           Powers. In addition to the powers and privileges conferred upon the Company by law and those incidental thereto, the Company will have the same powers as a natural person to do all things necessary or convenient to carry out its business and affairs.

2.5           Principal Office. The principal office of the Company shall be located at One Tower Center Boulevard, 17th Floor, East Brunswick, New Jersey 08816 or such other place(s) as the Board may determine from time to time (the “Principal Office”).

2.6           Registered Office and Registered Agent.  The registered agent and office in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, DE  19801 or as hereafter determined by the Board in accordance with the Act.

2.7           Effective Date. This Agreement will be effective on the date of the closing of the Initial Public Offering.

2.8           Liability of Members, Directors and Officers. No Member, Director or officer, solely by reason of being a Member, Director or officer, will be liable, under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company or KSG, whether arising in contract, tort or otherwise, or for the acts or omissions of any other Member, Director, officer, agent or employee of the Company. The failure of the Company (acting in its own capacity or as the general partner of KSG) to observe any formalities or requirements relating to the exercise of its powers or management of its (or KSG’s) business or affairs will not be grounds for imposing liability on any Member, Director or officer for the debts, obligations or liabilities of the Company or KSG.

2.9           Qualification and Authorization; Membership Interest Not Acquired for Resale. Each Member hereby represents and warrants to the Company and to each other Member that: (a) in the case of a Member that is not a natural person, that the Member is duly organized, validly existing and in good standing under the law of its state of organization and that it has the requisite power and authority to execute this Agreement and to perform its obligations hereunder; (b) the Member is acquiring a Membership Interest for such Member’s own account and without an intent to distribute such Membership Interest; and (c) the Member acknowledges that the Membership Interests have not been registered under the Securities Act of 1933 or any state securities laws, and such Member’s Membership Interest may not be resold or Transferred by the Member without appropriate registration or the availability of an exemption from such requirements.

2.10         Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Proper Officers shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of such officers, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Proper Officers, a Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.11         Term. The period of existence of the Company (the “Term”) commenced on the Original Filing Date and shall end at such time as a certificate of cancellation is filed with the Secretary of State of Delaware in accordance with Section 10.4.

2.12         Members.

(a)           Powers of Members. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement.

(b)           Partition. Each Member waives any and all rights that it may have to maintain an action for partition of the Company’s Property.

(c)           Resignation. Except upon a Transfer of all of its Membership Interest in accordance with this Agreement, a Member may not resign from the Company prior to the dissolution and winding up of the Company. A Member ceases to be a Member only upon: (i) a Disposition of such Member’s Membership Interest and the Assignee’s admission as a Member, all in accordance with the terms of this Agreement, or (ii) completion of dissolution and winding up of the Company pursuant to Article X.

2.13         No State Law Partnership. Each Member intends that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than Federal and state income tax purposes, and this Agreement may not be construed to suggest otherwise.

ARTICLE III
CAPITAL CONTRIBUTIONS AND LOANS

3.1           Initial Capital Contributions. Contemporaneously with the execution by such Member of the Initial Limited Liability Company Agreement, the Member made the Capital Contributions described in Schedule A.

3.2           Subsequent Capital Contributions. The Members may make additional Capital Contributions, but no Member shall have any obligation to make any additional Capital Contributions.

3.3           Return of Contributions. Except as expressly provided herein, a Member is not entitled to the return of any part of its Capital Contributions. A Member is not entitled to be paid interest in respect of its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or assets to the Company to enable the Company to return any Member’s Capital Contributions.

3.4           Capital Account. A “Capital Account” shall be established for each Member.  The initial balance of a Member’s Capital Account shall be the amount of that Member’s initial Capital Contribution.  Each Member’s Capital Account as of any date shall be increased by (i) the amount of cash contributed by that Member to the Company on or prior to that date; (ii) the fair market value of any property (reduced by any liabilities which are assumed by the Company or to which such property is subject) which is contributed by that Member to the Company on or prior to that date; and (iii) any item of Company income or gain which is allocated to such Member pursuant to Article IV on or prior to that date; and is decreased by (iv) any Company deduction or loss which is allocated to such Member pursuant to Article IV on or prior to that date; (v) the amount of cash distributed by the Company to such Member on or prior to that date; and (vi) the fair market value of any property (reduced by any liabilities which are assumed by the distributee Member or to which the property is subject) which is distributed by the Company to the Member on or prior to that date.

ARTICLE IV
TAX ALLOCATIONS

4.1           In General. The recognition and classification of the items of income, gain, loss and deduction of the Company (whether recognized prior to or during winding up) shall be the same for purposes of this Article IV as their recognition and classification for federal income tax purposes determined (i) without regard to any election under Section 754 of the Code which may have been made and (ii) without regard to any provision of the Code which provides that an item of income or gain is not includable in gross income or that an expenditure is not deductible or chargeable to a capital account.

4.2           Net Income and Net Loss. Except as otherwise provided in this Article IV, Net Income and Net Loss shall be allocated to the Members in accordance with their respective Percentage Interest.

4.3           Restrictions on Allocations. Notwithstanding anything in this Article IV to the contrary:

(a)           The Net Loss allocated to a Member pursuant to Section 4.2 hereof shall not exceed the maximum amount of Net Loss that can be so allocated without causing the Member to have an Adjusted Capital Account Deficit at the end of the fiscal year.  All Net Loss in excess of the limitation set forth in this Section 4.3(a) shall be allocated to the Members who do not have Adjusted Capital Account Deficits in proportion to their respective Percentage Interests but only to the extent that the Net Loss does not cause any Member to have an Adjusted Capital Account Deficit.

(b)           In the event a Member receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible.

(c)           In the event a Member has an Adjusted Capital Account Deficit at the end of any Company fiscal year, such Member shall be specially allocated items of Net Income in the amount and manner sufficient to eliminate, to the extent required by Treasury Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible.

(d)           Notwithstanding any other provision of this Agreement, but subject to the exceptions set forth in Treasury Regulation Section 1.704-2(f)(2), (3), (4) or (5), if there is a net decrease in Minimum Gain during a Company fiscal year, the Members must be allocated items of Net Income for such year (and, if necessary, subsequent years) in the proportion to, and to the extent of, an amount equal to such Member’s share of the net decrease in Minimum Gain (as such share is determined in accordance with Treasury Regulation Section 1.704-2(g)(2)).  The Minimum Gain chargeback shall consist first of Net Income from the disposition of Company assets subject to nonrecourse liabilities of the Company with the remainder of the Minimum Gain chargeback, if any, made up of a pro rata portion of the Company’s other items of Net Income for such year and shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provisions.  If such Net Income from the disposition of Company assets exceeds the amount of Minimum Gain chargeback, a proportionate share of each item of such Net Income shall constitute a part of the Minimum Gain chargeback.

(e)           Notwithstanding any other provision of this Agreement, but subject to the exceptions referenced in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Minimum Gain during any Company year, items of income and gain for such year (and, if necessary, subsequent years) shall first be allocated to each Member with a share of that Member Minimum Gain in proportion to, and to the extent of, an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as such share is determined in accordance with Treasury Regulation Section 1.704-2(i)(4)).  The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(i)(4), or any successor provision.

(f)            Nonrecourse Deductions for any taxable year shall be allocated among the Members in the same manner as are the other Net Income and Net Loss of the Company for such year.  Member Nonrecourse Deductions for any taxable year should be allocated among the Members in accordance with Treasury Regulation Section 1.704-2(i)(1).

(g)           The allocations set forth in this Section 4.3 (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1 and 1.704-2.  Notwithstanding any other provision of this Section 4.3 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other Net Income and Net Loss among the Members so that, to the extent possible, the net amount of such allocations of other Net Income and Net Loss and the Regulatory Allocations to the Members shall be equal to the net amount that would have been allocated to the Members if the Regulatory Allocations had not occurred.

4.4           Special Allocations.  Notwithstanding anything in this Agreement to the contrary, the Company shall allocate the following items in the manner indicated:

(a)           Recapture Income.  In the event of the sale or other disposition of depreciable or depletable property, Recapture Income shall be allocated among the Members in the ratio in which the deductions giving rise to such Recapture Income were allocated or as otherwise required by Treasury Regulation Section 1.1245-1(e).

(b)           Contributed Property.  In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value).  In the event the Gross Asset Value of any property is adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction for tax purposes with respect to such property shall take account of any variation between the adjusted basis of such Property for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations promulgated thereunder.  Any elections or other decisions relating to such allocations shall be made by the Company in any manner that reasonably reflects the purpose and intention of this Agreement.

4.5           Section 754 Allocations . Income, deductions, credits and basis of the Company that are attributable to an election under Section 754 of the Code shall be allocated to the Members in the manner that the Company determines is reasonable.

4.6           Assignments and Issuance of Additional Membership Interests. The Company shall allocate taxable items attributable to a Membership Interest that is assigned or newly issued during a fiscal year between the assignor and the assignee of such Membership Interest or the existing Members and the new Members by closing the books of the Company as of the end of the day prior to the day in which such Membership Interests are assigned or issued.

ARTICLE V
DISTRIBUTIONS

5.1           Distributions. Distributions to the Members shall be made in such aggregate amounts and at such time as shall be determined by the Board.  All distributions shall be made pro rata in accordance with the Member’s Percentage Interest.

5.2           Tax Distributions. Notwithstanding Section 5.1, if the Board determines that the Members may incur a tax liability arising from the ownership of Holdings Common Units by the Company, then the Board, subject to Section 5.4(b), shall distribute among the Members an amount equal to such anticipated tax liability, such amount to be determined by the Board.

5.3           Liquidation Distributions. Liquidation Proceeds will be distributed in the following order of priority:

(a)           To the payment of debts and liabilities of the Company (including to each Member to the extent permitted by law) and the expenses of liquidation.

(b)           Next, to the setting up of such reserves as the Person required or authorized by law to wind up the Company’s affairs may reasonably deem necessary or appropriate for any disputed, contingent or unforeseen liabilities or obligations of the Company, provided that any such reserves will be paid over by such Person to an independent escrow agent, to be held by such agent or its successor for such period as such Person deems advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, will be distributed as hereinafter provided.

(c)           The remainder to the Members pro rata in accordance with the Members’ Percentage Interest.

5.4           Limitations on Distributions.

(a)           Notwithstanding any provision of this Agreement to the contrary, no Distributions shall be made except pursuant to this Article V or Article X.

(b)           Notwithstanding any provision of this Agreement to the contrary, no Distribution hereunder shall be permitted if such Distribution would violate Section 18-607 of the Act or other Applicable Law.

ARTICLE VI
MEMBERSHIP

6.1           Membership Interests; Additional Members.

(a)           Each Member owns a Membership Interest in the Company as reflected in Schedule A attached hereto, as the same may be amended, modified or adjusted from time to time as provided herein. Each Member shall be entitled to receive a Membership Interest in exchange for a Capital Contribution with such Membership Interest and Capital Contribution set forth in Schedule A attached hereto, as the same may be amended, modified or adjusted from time to time as provided herein. Each Membership Interest shall correspond to a “limited liability company interest” as is provided in the Act. The Company shall be the owner of the Property. No Member shall have any ownership interest or right in the Property, including Property conveyed by a Member to the Company, except indirectly by virtue of a Member’s ownership of a Membership Interest.

(b)           Persons may be admitted to the Company as Members upon the affirmative vote of the Members. Any such admission is effective only after such new Member has executed and delivered to the Company a written undertaking in the form of Exhibit A attached hereto to be bound by the terms and conditions of this Agreement and Section 4.2 of the Contribution Agreement and shall have delivered such documents and instruments as the Board determines to be necessary or appropriate to effect such Person’s admission as a Member; thereafter, the Secretary of the Company shall amend Schedule A without the further vote, act or consent of any other Person to reflect such new Person as a Member and shall make available for review a copy of such amended Schedule A to each Member.

6.2           Voting.

(a)           The Members shall have the right to vote on such matters as:

(i)            set forth in the Act;

(ii)           set forth in this Agreement;

(iii)          set forth in the Certificate; and

(iv)          determined by the Board of Directors from time to time.

(b)           For matters on which the Members have the right or are required to vote, each Member shall have the number of votes equal to their respective Percentage Interests.

(c)           The presence, in person or by proxy, of a Majority in Interest of the Members shall constitute a quorum for the transaction of business by the Members. The affirmative vote of a Majority in Interest shall constitute a valid decision of the Members, except where a different vote is required by the Act or this Agreement. At any meeting of the Members, every Member having the right to vote thereat shall be entitled to vote in person or by proxy appointed by an instrument in writing signed by such Member and bearing a date not more than one year prior to the date of such meeting.

(d)           Without the prior written consent of a Super Majority in Interest, the Company shall not, and shall not permit any of its Subsidiaries to, effect any:

(i)            merger, consolidation or share exchange into or with any other Person, or any other similar business combination transaction (other than any such transaction entered into solely between the Company and any of its Subsidiaries or among any of them) involving the Company or any of its Significant Subsidiaries (as defined in Rule 102(w) of Regulation S-X promulgated by the Commission, as amended) or financial restructuring of the Company or KSG; provided, however, that in the event not all Members receive identical consideration, whether in their capacity as a Member or as a limited partner of KSG, both in form and amount (in proportion to their Membership Interests or limited partner interests in KSG, as the case may be) in such transaction, such transaction shall require the prior written consent of any Member receiving consideration that differs from the consideration to be received by a Majority in Interest;

(ii)           voluntary filing for Bankruptcy, liquidation, dissolution or winding up of the Company or any of its Subsidiaries or any event that would cause a dissolution or winding up of the Company or any of its Subsidiaries or any consent by the Company or any of its Subsidiaries to any action brought by any other Person relating to any of the foregoing;

(iii)          amendment or repeal of the Certificate;

(iv)          withdraw as the general partner of KSG or Transfer the general partner interest in KSG; or

(v)           sale, lease, transfer, pledge or other disposition of all or substantially all of the properties or assets of the Company or the Company and any of its Subsidiaries taken as a whole, other than sales, leases, transfers, pledges or other dispositions of assets in the ordinary course of business.

(e)           Any action required or permitted to be taken at any meeting of Members of the Company may be taken without a meeting, without prior Notice and without a vote if a consent in writing setting forth the action so taken is signed by Members having not less than the minimum Percentage Interest that would be necessary to authorize or take such action at a meeting of the Members. Prompt Notice of the taking of any action taken pursuant to this Section 6.2(e) by less than the unanimous written consent of the Members shall be given to those Members who have not consented in writing.

6.3           Access to Information. Each Member shall be entitled to receive any information that it may request concerning the Company; provided, however, that this Section 6.3 shall not obligate the Company to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database). Each Member shall also have the right, upon reasonable Notice, and at all reasonable times during usual business hours to inspect the properties of the Company and to audit, examine and make copies of the books of account and other records of the Company. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. All costs and expenses incurred in any inspection, examination or audit made on such Member’s behalf shall be borne by such Member.

6.4           Liability.

(a)           No Member shall be liable for the debts, obligations or liabilities of the Company.

(b)           The Company and the Members agree that the rights, duties and obligations of the Members in their capacities as members of the Company are only as set forth in this Agreement and as otherwise arise under the Act. Furthermore, the Members agree that the existence of any rights of a Member, or the exercise or forbearance from exercise of any such rights shall not create any duties or obligations of the Member in their capacities as members of the Company, nor shall such rights be construed to enlarge or otherwise alter in any manner the duties and obligations of the Members.

6.5           General Disposition Restriction. A Member may not Dispose of all or any portion of its Membership Interest except in strict accordance with this Article VI. References in this Article VI to Dispositions of a Membership Interest shall also refer to Dispositions of a portion of a Membership Interest. Any attempted Disposition of a Membership Interest, other than in strict accordance with this Article VI, shall be, and is hereby declared, null and void ab initio. Each Member agrees that a breach of the provisions of this Article VI may cause irreparable injury to the Company and to the other Members for which monetary damages (or other remedy at law) are inadequate in view of (a) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provision and (b) the uniqueness of the business and the relationship among the Members. Accordingly, each Member agrees that the provisions of this Article VI may be enforced by specific performance.

6.6           Admission of Assignee as a Member. An Assignee has the right to be admitted to the Company as a Member, with the Membership Interest (and attendant Percentage Interest) so Transferred to such Assignee, only if (a) the Member making the Disposition (a “Disposing

Member”) has granted the Assignee either (i) all, but not less than all, of such Disposing Member’s Membership Interest or (ii) the express right to be so admitted; and (b) such Disposition is effected in strict compliance with this Article VI.

6.7           Requirements Applicable to All Dispositions and Admissions. Any Disposition of a Membership Interest and any admission of an Assignee as a Member shall also be subject the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with; provided, however, that the Board, in its sole and absolute discretion, may waive any of the following requirements other than those in Section 6.7(a):

(a)           Right of First Refusal. The Disposing Member shall provide Notice to each other Member and the Company of the proposed Disposition, which Notice shall include a description of the terms and conditions of such Disposition (a “Disposition Notice”).  The other Member or Members shall have the right for a period of thirty days after receipt of the Disposition Notice to elect to purchase the Disposing Member’s Membership Interest for a purchase price equal to the Capital Contribution associated to such Membership Interest (a “Purchase Right”).  At any time during such 30-day period, a Member may elect to exercise or not exercise the Purchase Right, which election shall be made by providing Notice to the Disposing Member, the Company and the other Member(s).  If the Purchase Right is exercised by more than one Member, then the Disposing Member’s Membership Interest shall be purchased by the Members electing to exercise the Purchase Right pro rata in accordance with such Members’ Percentage Interests.  The Member or Members exercising the Purchase Right shall pay the purchase price in cash to the Disposing Member within five Business Days of the end of such 30-day period.

(b)           Disposition Documents. The following documents must be delivered to the Board and must be satisfactory, in form and substance, to the Board:

(i)            Disposition Instrument. A copy of the instrument pursuant to which the Disposition is effected.

(ii)           Joinder of this Agreement. With respect to any Disposition, an instrument, executed by the Disposing Member and its Assignee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 6.7(b)(i): (A) the Notice address of the Assignee; (B) the Percentage Interests after the Disposition of the Disposing Member and its Assignee (which together must total the Percentage Interest of the Disposing Member before the Disposition); (C) the Assignee’s ratification of this Agreement and agreement to be bound by it and Section 4.2 of the Contribution Agreement (similar in form to the Form of Joinder attached hereto as Exhibit A); and (D) representations and warranties by the Disposing Member and its Assignee (1) that the Disposition and admission is being made in accordance with Applicable Laws, and (2) that the matters set forth in Section 6.7(b)(i) and this Section 6.7(b)(ii) are true and correct.

(iii)          Opinions. With respect to any Disposition, such opinions of counsel regarding tax and securities law matters as the Board, in its sole discretion, may require.

(c)           Payment of Expenses. The Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission of the Assignee as a Member, including the legal fees incurred in connection with the legal opinions referred to in Section 6.7(b)(iii).

(d)           No Release. No Disposition of Membership Interest shall effect a release of the Disposing Member from any liabilities to the Company or the other Members arising from events occurring prior to the Disposition.

6.8           Withdrawals or Resignations.  Except as otherwise provided by this Agreement, no Member may withdraw, retire or resign from the Company.

ARTICLE VII
MANAGEMENT

7.1           Management by Board of Directors and Executive Officers. The business and affairs of the Company shall be fully vested in, and managed by, a Board of Directors (the “Board” or the “Board of Directors”), subject to the executive officers elected pursuant to Article VII hereof. The Directors and executive officers shall collectively constitute “managers” of the Company within the meaning of the Act. Except as otherwise specifically provided in this Agreement, the authority and functions of the Board, on the one hand, and the executive officers, on the other hand, shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporate Law of the State of Delaware. The executive officers shall be vested with such powers and duties as are set forth in Article VII hereof and as are specified by the Board. Accordingly, except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the executive officers who shall be agents of the Company.

In addition to the powers and authorities expressly conferred on the Board by this Agreement, the Board may exercise all such powers of the Company and do all such acts and things as are not restricted by the Act or Applicable Law.

7.2           Number; Qualification; Tenure. The number of Directors constituting the Board shall be four (each a “Director” and collectively, the “Directors”), unless otherwise fixed from time to time pursuant to a resolution adopted by a majority of the Directors. A Director need not be a Member. The Directors shall be elected or approved by the Members and shall serve as Directors of the Company until their death or removal from office or until their successors are elected and qualified.

No more than a minority of the number of members of the Board necessary to constitute a quorum of the Board can be non-United States citizens.

The initial Directors of the Company shall be James J. Dowling, Timothy J. Casey, Brian P. Friedman and David S. Harris.

7.3           Regular Meetings. The Board shall meet at least quarterly. The Board may, by resolution, provide the time and place for the holding of additional regular meetings without other notice than such resolution.

7.4           Special Meetings. A special meeting of the Board may be called at any time at the request of (a) the Chairman of the Board or (b) any two Directors. The Person or Persons authorized to call special meetings of the Board of Directors may fix any place as the place for holding any special meeting of the Board of Directors called by them.

7.5           Notice. Written notice of all regular meetings of the Board, except for regular meetings scheduled by resolution as set forth in Section 7.3, must be given to all Directors at least 10 days prior to the regular meeting of the Board and two Business Days prior to any special meeting of the Board. All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile, and shall be directed to the address or facsimile number as such Director shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to this Agreement, as provided herein. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting. Attendance by a Director at a meeting shall be deemed to be a waiver by such Director of notice of such meeting.

7.6           Action by Consent of Board. Except as otherwise required by Applicable Law, all decisions of the Board shall require the affirmative vote of a majority of the Directors present at a meeting at which a quorum, as described in Section 7.8, is present. To the extent permitted by Applicable Law, the Board may act without a meeting so long as all Directors shall have executed a written consent with respect to any Board action taken in lieu of a meeting.

7.7           Conference Telephone Meetings. Directors or members of any committee of the Board may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

7.8           Quorum. A majority of Directors, present in person or participating in accordance with Section 7.7, shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice. Any act of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board. The Directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.

7.9           Vacancies; Increases in the Number of Directors. Unless otherwise provided in this Agreement, vacancies and newly created directorships resulting from any increase in the authorized number of Directors may be filled by a majority of the Directors then in office, although less than a quorum, or a sole remaining Director; and any Director so chosen shall hold office until his successor shall be duly elected and shall qualify, unless sooner displaced.

7.10         Committees.

(a)           The Board may establish committees of the Board from time to time and may delegate certain of its responsibilities to such committees.

(b)           The Board shall have an audit committee comprised of three Directors, all of whom shall be Independent Directors (the “Audit Committee”). The Audit Committee shall establish a written audit committee charter in accordance with the rules of the New York Stock Exchange, Inc. (the “NYSE”), as amended from time to time. “Independent Director” shall mean Directors meeting the independence and experience requirements as set forth most recently by the NYSE.

(c)           The Board may establish a conflicts committee comprised of two or more Directors, all of whom shall be Independent Directors (the “Conflicts Committee”). Any matter approved by the Conflicts Committee in good faith in the manner provided for in the Partnership Agreement shall be conclusively deemed to be fair and reasonable to the Partnership, approved by all of the unitholders of the Partnership and not a breach by the Company of any fiduciary or other duties owed to KSG by the Company.

(d)           [The Board shall have a compensation committee comprised of three Directors (the “Compensation Committee”). The Compensation Committee shall comply with the applicable rules of the NYSE. The Compensation Committee shall be charged with setting compensation for officers of the Company, as well as administering any incentive plans put in place by the Company.]

(e)           A majority of any committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 7.5. The Board shall have power at any time to fill vacancies in, or to change the membership of, any committee, or to dissolve any such committee, subject to the applicable rules of the NYSE. Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of persons who are not Directors; provided, however, that no such committee shall have or may exercise any authority of the Board.

7.11         Removal of Directors. Any Director or the entire Board may be removed, with or without cause, by the holders of a Majority in Interest then entitled to vote at an election of Directors.

7.12         Elected Officers. The executive officers of the Company shall serve at the pleasure of the Board.  Such officers shall have the authority and duties delegated to each of them, respectively, by the Board from time to time.  The elected officers of the Company shall be a Chief Executive Officer and President, a Chief Financial Officer, a Secretary and such other officers including, without limitation, vice president, controller, treasurer and general counsel, as the Board from time to time may deem proper.  The Chairman of the Board shall be chosen from among the Directors.  The Chairman of the Board shall preside at all meetings of the Board of

Directors at which he is present.  All officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VII.  The Board may from time to time elect, such other officers (including one or more vice presidents, assistant secretaries and assistant controllers), as may be necessary or desirable for the conduct of the business of the Company.  Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board.  The salaries or other compensation, if any, of the officers of the Company shall be fixed from time to time by the Board, upon recommendation of the Compensation Committee.

7.13         Election and Term of Office. The names and titles of the initial officers of the Company are set forth on Schedule B hereto. Thereafter, the officers of the Company shall be elected annually by the Board at its regular meeting held after the anniversary of the date of this Agreement. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. Each officer shall hold office until such person’s successor shall have been duly elected and shall have qualified or until such person’s death or until he shall resign or be removed pursuant to Section 7.18.

7.14         Chief Executive Officer and President. The Chief Executive Officer and President of the Company shall be a citizen of the United States.  The Chief Executive Officer and President shall be responsible for the general management of the affairs of the Company and shall perform all duties incidental to such person’s office that may be required by law and all such other duties as are properly required of him by the Board.  He shall make reports to the Board and shall see that all orders and resolutions of the Board and of any committee thereof are carried into effect.  The Chief Executive Officer and President may sign, with the Secretary, an Assistant Secretary or any other Officer of the Company thereunto duly authorized by the Board, any deeds, mortgages, bonds, contracts or other instruments that the Board has authorized to be executed, except in cases where the execution thereof shall be expressly delegated by the Board or by this Agreement to some other Officer or agent of the Company, or shall be required by Applicable Law to be otherwise executed.  The Chief Executive Officer and President, if he is also a director, shall, in the absence of or because of the inability to act of the Chairman of the Board, perform all duties of the Chairman of the Board and preside at all meetings of the Board.

7.15         Chief Financial Officer. The Chief Financial Officer shall keep complete and accurate records of account, showing at all times the financial condition of the Company.  He shall be the legal custodian of all money, notes, securities and other valuables which may from time to time come into the possession of the Company.  The Chief Financial Officer shall furnish at meetings of the Board, or whenever requested, a statement of the financial condition of the Company, and shall perform such other duties and have such other powers as the president of the Company or the Board may from time to time prescribe.

7.16         Secretary.

(a)           The Secretary of the Company shall attend all meetings of the Board, record all the proceedings of the meetings and perform similar duties for the committees of the Board when required.

(b)           The Secretary of the Company shall keep all documents as may be required under the Act.  The Secretary (i) shall see that all Notices are duly given in accordance with the provisions of this Agreement and as required by Applicable Law; (ii) shall be custodian of the records and the seal, if any, of the Company and affix and attest the seal to all documents to be executed on behalf of the Company under its seal; (iii) shall see that the books, reports, statements, certificates and other documents and records required by Applicable Law to be kept and filed are properly kept and filed; and (iv) in general, shall have the general duties, powers and responsibilities of a secretary of a corporation and shall perform such other duties and have such other authority as may be prescribed elsewhere in this Agreement or from time to time by the Chief Executive Officer and President of the Company or the Board.

(c)           If the Board chooses to appoint an assistant secretary or assistant secretaries, the assistant secretaries, in the order of seniority, shall in the Company secretary’s absence, disability or inability to act, perform the duties and exercise the powers of the secretary of the Company, and shall perform such other duties as the Chief Executive Officer and President of the Company or the Board may from time to time prescribe.

7.17         Vice Presidents.  The Vice President(s) of the Company shall perform such duties and have such other powers as the Chief Executive Officer and President of the Company or the Board may from time to time prescribe.  A Vice President may be designated as an Executive Vice President, a Senior Vice President, an Assistant Vice President, or a vice president with a functional title.

7.18         Removal of Officers. Any officer elected, or agent appointed, by the Board may be removed by the affirmative vote of a majority of the Board whenever, in their judgment, the best interests of the Company would be served thereby.  No elected officer shall have any: contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

7.19         Vacancies. A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board.

7.20         Devotion of Time. The Directors shall not be obligated and shall not be expected to devote all of their time or business efforts to the affairs of the Company (except in their capacity as employees of the Company).

7.21         Payments to Directors; Reimbursements. Except as otherwise determined by the Board (by vote or written consent of a majority of votes of the votes of the disinterested Directors then in office), no Director shall be entitled to remuneration by the Company for services rendered in its capacity as a Director (other than for reimbursement of reasonable out-of-pocket expenses of such Director).  All Directors shall be entitled to reimbursement of their reasonable out-of-pocket expenses incurred in connection with their attendance at Board meetings.

ARTICLE VIII
LIMITATION OF LIABILITY; INDEMNIFICATION

8.1           Limitation of Liability; Indemnification. None of the Members, Directors or officers of the Company will be liable to the Members, the Company or KSG for (a) any action or inaction except to the extent such Person acted in bad faith or engaged in willful misconduct in the performance of such Person’s duties to the Company, the Members or KSG, (b) any action or inaction arising from reliance upon the opinion or advice as to legal matters of legal counsel or as to accounting matters of accountants selected by any of them in good faith or (c) any action or inaction of any agent, contractor or consultant selected by any of them in good faith.

8.2           Limitation of Liability. No Person will be liable to the Company, its Members or KSG for any loss, damage, liability or expense suffered by the Company, its Members or KSG on account of any action taken or omitted to be taken by such Person as a Director or an officer of the Company or by such Person while serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, if such Person discharges such Person’s duties in good faith, and in a manner such Person reasonably believes to be in or not opposed to the best interests of the Company or KSG. The liability of a Director or an officer hereunder will be limited only for those actions taken or omitted to be taken by such Person in the discharge of such Person’s obligations in connection with the management of the business and affairs of the Company or any Other Enterprise. The foregoing limitation of liability will apply to all Members, Directors and officers of the Company.

8.3           Right to Indemnification. The Company will indemnify each Person who has been or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate (regardless of whether such action, suit or proceeding is by or in the right of the Company or by third parties) by reason of the fact that such Person is or was a Member, Director or officer of the Company, or is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, against all liabilities and expenses, including judgments, amounts paid in settlement, attorneys’ fees and expenses, ERISA excise taxes or penalties, fines and other expenses, actually and reasonably incurred by such Person in connection with such action, suit or proceeding (including the investigation, defense, settlement or appeal of such action, suit or proceeding); provided, however, that the Company will not be required to indemnify or advance expenses to any Person on account of such Person’s conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; provided, further that the Company will not be required to indemnify or advance expenses to any Person in connection with an action, suit or proceeding initiated by such Person unless the initiation of such action, suit or proceeding was authorized in advance by the Board of Directors; provided, further, that a Director or officer will be indemnified hereunder only for those actions taken or omitted to be taken by such Director or officer in the discharge of such Director’s or officer’s obligations in connection with the management of the business and affairs of the Company, KSG or any Other Enterprise. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or under a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that such Person’s conduct was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. The foregoing right to indemnification will apply to all Persons serving as Members, Directors or officers and to all

Persons who serve as a representative of the Company at any time or who serve at any time at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise. Nothing herein prevents one or more of the Members or KSG from indemnifying their respective representatives or directors or officers under such Member’s or KSG’s organizational documents or other agreements. If any Person is entitled to indemnification both from the Company, from a Member or from KSG, then indemnification would come first from KSG, then the Company and thereafter from the Member.

8.4           Enforcement of Indemnification. If the Company refuses to indemnify any Person who may be entitled to be indemnified or to have expenses advanced under this Article VIII, such Person may maintain an action in any court of competent jurisdiction against the Company to determine whether or not such Person is entitled to such indemnification or advancement of expenses hereunder. If such court action is successful and the Person is determined to be entitled to such indemnification or advancement of expenses, such Person will be reimbursed by the Company for all fees and expenses (including attorneys’ fees) actually and reasonably incurred in connection with any such action (including the investigation, defense, settlement or appeal of such action).

8.5           Advancement of Expenses. Expenses (including attorneys’ fees) reasonably incurred in defending any action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate, will be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Person to repay such amount if it is ultimately determined that such Person is not entitled to indemnification by the Company. No advance will be made in instances where the Board of Directors acting on the advice of the Company’s General Counsel or independent legal counsel, or alternatively, independent legal counsel, for the Company reasonably determines in good faith that such Person would not be entitled to indemnification hereunder.

8.6           Non-Exclusivity. The indemnification and the advancement of expenses provided by this Article VIII is not exclusive of any other rights to which those Persons seeking indemnification or advancement of expenses may be entitled under any statute, or any agreement, vote of the Board of Directors, policy of insurance or otherwise, both as to action in their official capacity and as to action in another capacity while holding their respective offices, and will not limit in any way any right that the Company may have to make additional indemnifications with respect to the same or different Persons or classes of Persons. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII will continue as to a Person who has ceased to be a Member, Director, officer or representative of the Company or KSG, and as to a Person who has ceased serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise and will inure to the benefit of the heirs, executors and administrators of such Person.

8.7           Insurance. The Board of Directors may cause the Company to purchase and maintain insurance on behalf of any Person who is or was a Member, Director, officer, agent, employee or representative of the Company or KSG, or is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not the Company would have the power, or the obligation, to indemnify such Person against such liability under the provisions of this Article VIII.

8.8           Amendment and Vesting of Rights. The rights granted or created hereby will be vested in each Person entitled to indemnification hereunder as a bargained-for, contractual condition of such Person’s being or serving or having served as a Member, Director, officer or representative of the Company or serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise and, while this Article VIII may be amended or repealed, no such amendment or repeal will release, terminate or adversely affect the rights of such Person under this Article VIII with respect to any (a) act taken or the failure to take any act by such Person prior to such amendment or repeal or (b) action, suit or proceeding concerning such act or failure to act filed after such amendment or repeal.

8.9           Definitions. For purposes of this Article VIII, references to:

(a)           The “Company” includes, in addition to the resulting or surviving limited liability company, any constituent limited liability company (or other entity) (including any constituent of a constituent) absorbed in a consolidation or merger so that any Person who is or was a member, manager, director or officer of such constituent limited liability company (or other entity), or is or was serving at the request of such constituent limited liability company (or other entity) as a director, officer or in any other comparable position of any Other Enterprise will stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving limited liability company (or other entity) as such Person would if such Person had served the resulting or surviving limited liability company (or other entity) in the same capacity;

(b)           “Other Enterprises” or “Other Enterprise” includes any other limited liability company, limited partnership, partnership, corporation, joint venture, trust, employee benefit plan or other entity, in which a Person is serving at the request of the Company;

(c)           “ERISA excise taxes” include any excise taxes assessed against a Person with respect to an employee benefit plan;

(d)           “defense” includes investigations of any threatened, pending or completed action, suit or proceeding as well as appeals thereof and also includes any defensive assertion of a cross-claim or counterclaim;

(e)           “serving at the request of the Company” includes any service as a director, officer, representative, agent or in any other comparable position that imposes duties on, or involves services by, a Person with respect to any Other Enterprise; and a Person who acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the interest of any Other Enterprise will be deemed to have acted “in the best interest of the Company” as referred to in this Article VIII; and

(f)            “officer” includes an “authorized person” who is authorized to act on behalf of the Company pursuant to the terms hereof, whether or not such Person has been designated an officer of the Company.

8.10         Severability. If any provision of this Article VIII or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable for any reason whatsoever, the remaining provisions of this Article VIII and the application of such provision to other Persons or circumstances will not be affected thereby and, to the fullest extent possible, the court finding such provision invalid, illegal or unenforceable must modify and construe the provision so as to render it valid and enforceable as against all Persons and to give the maximum possible protection to Persons subject to indemnification hereby within the bounds of validity, legality and enforceability. Without limiting the generality of the foregoing, if any Member, Director, officer or representative of the Company or any Person who is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, is entitled under any provision of this Article VIII to indemnification by the Company for some or a portion of the judgments, amounts paid in settlement, attorneys’ fees, penalties, ERISA excise taxes, fines or other expenses actually and reasonably incurred by any such Person in connection with any threatened, pending or completed action, suit or proceeding (including the investigation, defense, settlement or appeal of such action, suit or proceeding), whether civil, criminal, administrative, investigative or appellate, but not, however, for all of the total amount thereof, the Company will nevertheless indemnify such Person for the portion thereof to which such Person is entitled.

ARTICLE IX
TAXES, BOOKS AND BANK ACCOUNTS

9.1           Tax Returns. The Company shall prepare and timely file (on behalf of the Company) all state and local tax returns required to be filed by the Company.  Except to the extent expressly provided herein, the Members shall bear the costs of the preparation and filing of their returns.

9.2           Tax Characterization. The Company and the Members acknowledge that for United States federal income tax purposes the Company will be disregarded as an entity separate from the Members pursuant to Treasury Regulation Section 301.7701-3 as long as all the Membership Interests of the Company are owned by the Members.

9.3           Maintenance of Books. The Board shall keep or cause to be kept at the Principal Office of the Company or at such other location the Board deems appropriate complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of its Board and Members, and any other books and records that are required to be maintained by Applicable Law.

9.4           Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE X
DISSOLUTION AND TERMINATION

10.1         Events Causing Dissolution.

(a)           The Company shall be of perpetual duration; however, the Company may be dissolved and its affairs be wound up on the first to occur of the following events:

(i)            The affirmative vote of a Super Majority in Interest to dissolve;

(ii)           The Transfer of all or substantially all of the assets of the Company and the receipt and distribution of all the proceeds therefrom; or

(iii)          entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

(b)           No other event shall cause a dissolution of the Company.

10.2         Effect of Dissolution. Except as otherwise provided in this Agreement, upon the dissolution of the Company, the Board of Directors will take such actions as may be required pursuant to the Act and will proceed to wind up, liquidate and terminate the business and affairs of the Company. In connection with such winding up, the Board of Directors will have the authority to liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining Fair Value therefor, to apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of Section 10.3, and to do any and all acts and things authorized by, and in accordance with, the Act and other Applicable Laws for the purpose of winding up and liquidating.

10.3         Application of Proceeds. Upon dissolution and liquidation of the Company, the assets of the Company will be applied and distributed in the order of priority set forth in Section 5.2.

10.4         Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, a Member (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.10, and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by the Act or by Applicable Law.

ARTICLE XI
MISCELLANEOUS

11.1         Title to the Property. Title to the Property will be held in the name of the Company. No Member will individually have any ownership interest or rights in the Property, except indirectly by virtue of such Member’s ownership of a Membership Interest. The Members agree that the Property is not and will not be suitable for partition. Accordingly, each of the Members hereby irrevocably waives any and all right such Member may have to maintain any action for partition of any of the Property. No Member will have any right to seek or obtain a partition of the Property, nor will any Member have the right to any specific assets of the Company upon the liquidation of or any Distribution from the Company.

11.2         Nature of Interest in the Company. A Member’s Membership Interest shall be personal property for all purposes.

11.3         Organizational Expenses. Each Member will pay such Member’s own expenses incurred in connection with the creation and formation of the Company and review and negotiation of this Agreement.

11.4         Notices. Any notice, demand, request or other communication (each a “Notice”) required or permitted to be given by this Agreement or the Act to the Company, any Member, any Director, any officer or any other Person must be (i) hand delivered, (ii) mailed by registered or certified mail, (iii) sent via overnight delivery service, or (iv) sent via electronic transmission, in each case to the Company at its Principal Office or to a Member, Director, officer or any other Person at the address of such Member or such other Person as it appears on the records of the Company. All Notices that are hand delivered are deemed to be given upon delivery. All Notices that are mailed are deemed to be given on the third day after having been deposited in the United States mail, postage prepaid. All Notices that are sent via overnight deliver service are deemed to be given on the next day after having been deposited with such delivery service, postage or freight prepaid. All Notices that are sent via electronic transmission are deemed to be given on the day on which they were transmitted. The term “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such recipient through an automated process.

11.5         Waiver of Default. No consent or waiver, express or implied, by the Company or a Member with respect to any breach or default by another Member hereunder will be deemed or construed to be a consent or waiver with respect to any other breach or default by such Member of the same provision or any other provision of this Agreement. Failure on the part of the Company or a Member to complain of any act or failure to act of another Member or to declare such other Member in default will not be deemed or constitute a waiver by the Company or the Member of any rights hereunder.

11.6         No Third Party Rights. None of the provisions contained in this Agreement are for the benefit of or enforceable by any third parties, including creditors of the Company; provided, however, the Company may enforce any rights granted to the Company under the Act, the Certificate or this Agreement.

11.7         Entire Agreement. This Agreement contains the entire agreement between the parties hereto and thereto and supersedes all prior writings or agreements with respect to the subject matter hereof.

11.8         Amendment.

(a)           Except as otherwise expressly provided elsewhere in this Agreement, this Agreement shall not be altered, modified or changed except by an amendment approved by a

Super Majority in Interest; provided, however, that no modification of the terms of this Agreement that (i) increases or extends any financial obligation or liability of a Member, (ii) alters the method of division of profits and losses or a method of Distributions made to a Member, (iii) adversely affects a Member’s ability to designate Directors or (iv) otherwise adversely affects the obligations or rights of a Member (as a Member under this Agreement) in a manner different than a Majority in Interest shall be effective without the prior written consent of such Member; provided, further, that no amendment of this Section 11.8 that adversely affects the obligations or rights of a Member shall be effective as to any Member without the prior written consent of that Member.

(b)           In addition to any amendments otherwise authorized herein, the Board may make any amendments to any of the Schedules to this Agreement from time to time to reflect transfers of Membership Interests and issuances of additional Membership Interests. Copies of such amendments shall be delivered to the Members upon execution thereof.

(c)           The Board shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any amendment to this Agreement.

(d)           Any modification or amendment to this Agreement or the Certificate made in accordance with this Section 11.8 shall be binding on all Members and the Board.

11.9         Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement will not be affected thereby and will remain in full force and effect and will be enforced to the greatest extent permitted by law.

11.10       Binding Agreement. Subject to the restrictions on the Disposition of Membership Interests herein contained, the provisions of this Agreement are binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

11.11       Headings. The headings of the articles and sections of this Agreement are for convenience only and may not be considered in construing or interpreting any of the terms or provisions hereof.

11.12       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one agreement that is binding upon all of the parties hereto, notwithstanding that all parties are not signatories to the same counterpart.

11.13       Governing Law. This Agreement shall be governed by, and shall be construed in accordance with, the laws of the State of Delaware, without regard to principles of conflict of laws, with all rights and remedies being governed by said laws.

11.14       Remedies. In the event of a default by any party in the performance of any obligation undertaken in this Agreement, in addition to any other remedy available to the non-defaulting parties, the defaulting party will pay to each of the non-defaulting parties all costs, damages and expenses, including reasonable attorneys’ fees, incurred by the non-defaulting parties as a result of such default. If any dispute arises with respect to the enforcement, interpretation or application of this Agreement and court proceedings are instituted to resolve such dispute, the prevailing party in such court proceedings will be entitled to recover from the non-prevailing party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in such court proceedings.

[SIGNATURE PAGE FOLLOWS]

The parties hereto have executed this Amended and Restated Limited Liability Company Agreement on the date set forth in the introductory paragraph.

MEMBERS:

Timothy J. Casey

James J. Dowling

Brian P. Friedman

Signature Page to
Amended and Restated Limited Liability Company Agreement of K-Sea GP LLC

SCHEDULE A

Initial Schedule of Capital Contributions, Membership Interest
and Percentage Interest

Name of Member	Capital Contribution	Membership Interest	Percentage Interest

Timothy J. Casey	$245.00	24.5%	24.5%

James J. Dowling	$245.00	24.5%	24.5%

Brian P. Friedman	$510.00	51.0%	51.0%

Total	$1,000.00	100%	100%

A-1

SCHEDULE B

Names of Initial Officers

Name	Title

James J. Dowling	Chairman of the Board

Timothy J. Casey	President and Chief Executive Officer

John J. Nicola	Chief Financial Officer and Secretary

B-1

Exhibit A

FORM OF JOINDER

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

THIS JOINDER to the Amended and Restated Limited Liability Company Agreement, dated as of [                  ], 2008, by and among the Members (the “Agreement”), is made and entered into as of                    by and between K-Sea GP LLC, a Delaware limited liability company (the “Company”), and                                    (“Holder”).  Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, Holder has acquired a Membership Interest and the Company requires Holder, as a Holder, to become bound by and/or a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.             Agreement to be Bound.  Holder hereby agrees that upon execution of this Joinder, it shall become bound by and/or a party to the Agreement and Section 4.2 of the Contribution Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement and Section 4.2 of the Contribution Agreement as though an original party thereto and shall be deemed a Member for the purposes of being bound by the Agreement.  In addition, Holder hereby agrees that the Membership Interest held by Holder shall be deemed a Membership Interest for the purposes of being bound thereby and shall have the rights only as provided in the Agreement.

2.             Successors and Assigns.  Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Holder (only as provided in the Agreement) and any subsequent holders of Membership Interests and the respective successors and assigns of each of them, so long as they hold any Units.

3.             Counterparts.  This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

4.             Notices.  For purposes of Section 11.4 of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

[Name]
[Address]
[Facsimile Number]

A-1

5.             Governing Law.  All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Joinder and the Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the Delaware Limited Liability Company Act, Delaware Code, Title 6, Sections 18-101, et seq. as in effect from time to time, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

6.             Descriptive Headings.  The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

[HOLDER]

By:
Name:
Title:

A-2